EXHIBIT 99.1

Eagle Bancorp Montana Earns $3.6 Million, or $0.47 per Diluted Share, in Fourth Quarter of 2022;  Earns $10.7 Million, or $1.45 per Diluted Share, for the Year 2022; Declares Quarterly Cash Dividend of $0.1375 per Share

HELENA, Mont., Jan. 26, 2023 (GLOBE NEWSWIRE) -- Eagle Bancorp Montana, Inc. (NASDAQ: EBMT), (the “Company,” “Eagle”), the holding company of Opportunity Bank of Montana (the “Bank”), today reported net income of $3.6 million, or $0.47 per diluted share, in the fourth quarter of 2022, compared to $3.1 million, or $0.40 per diluted share, in the preceding quarter, and $1.7 million, or $0.26 per diluted share, in the fourth quarter a year ago. For the year 2022, net income was $10.7 million, or $1.45 per diluted share, compared to $14.4 million, or $2.17 per diluted share, in 2021. Results for 2022 included $2.3 million in acquisition costs associated with the merger of First Community Bancorp, Inc., and its subsidiary, First Community Bank (“First Community”), compared to $761,000 in acquisition related expenses in 2021.

Eagle’s board of directors declared a quarterly cash dividend of $0.1375 per share on January 19, 2023. The dividend will be payable March 3, 2023 to shareholders of record February 10, 2023. The current dividend represents an annualized yield of 3.24% based on recent market prices.

“Eagle’s fourth quarter operating results reflect another quarter of growth in the loan portfolio and the resulting net interest margin expansion,” said Laura F. Clark, President and CEO. “Fourth quarter loan growth totaled $41.5 million and was well diversified across our loan categories. Additionally, our fourth quarter net interest margin improved year-over-year as we took advantage of interest rate increases enacted by the Federal Reserve. One of the highlights of 2022 was the acquisition of First Community, which was completed during the second quarter of 2022 and has already contributed nicely to operating results. I am excited about the opportunities this new market provides for continued long-term growth.”

Eagle closed its acquisition of First Community on April 30, 2022, in a transaction valued at approximately $38.6 million. The acquisition added approximately $370 million in assets, $321 million in deposits and $191 million in loans.

Fourth Quarter 2022 Highlights (at or for the three-month period ended December 31, 2022, except where noted):

  Net income was $3.6 million, or $0.47 per diluted share, in the fourth quarter of 2022, compared to $3.1 million, or $0.40 per diluted share, in the preceding quarter, and $1.7 million, or $0.26 per diluted share, in the fourth quarter a year ago.
  Net interest margin (“NIM”) was 4.10% in the fourth quarter of 2022, compared to 4.18% in the preceding quarter, and 3.75% in the fourth quarter a year ago.
  Revenues (net interest income before the loan loss provision, plus noninterest income) decreased modestly to $25.1 million in the fourth quarter of 2022, compared to $25.3 million in the preceding quarter and increased 15.2% compared to $21.8 million in the fourth quarter a year ago.
  The Company recorded a discount on loans acquired from First Community of $5.4 million at April 30, 2022 of which $4.1 million remained as of December 31, 2022.
  Remaining discount on loans from acquisitions prior to 2022 totaled $728,000 as of December 31, 2022.
  The accretion of the loan purchase discount into loan interest income from the First Community, and previous acquisitions, was $267,000 in the fourth quarter of 2022, compared to accretion on purchased loans from acquisitions of $392,000 in the preceding quarter.
  The allowance for loan losses represented 180.0% of nonperforming loans at December 31, 2022, compared to 177.1% a year earlier.
  Total loans increased 45.1% to $1.35 billion, at December 31, 2022, compared to $933.1 million a year earlier, and increased 3.2% compared to $1.31 billion at September 30, 2022.
  Total deposits increased 33.8% to $1.64 billion at December 31, 2022, from $1.22 billion a year ago, and decreased 2.3% compared to $1.67 billion at September 30, 2022.
  The Company paid a quarterly cash dividend in the fourth quarter of $0.1375 per share on December 2, 2022 to shareholders of record November 10, 2022.

Balance Sheet Results

Eagle’s total assets increased 35.7% to $1.95 billion at December 31, 2022, compared to $1.44 billion a year ago, and increased 1.3% from $1.92 billion three months earlier. The year over year increase was primarily due to the First Community acquisition that closed during the second quarter of 2022.

The investment securities portfolio totaled $349.5 million at December 31, 2022, compared to $271.3 million a year ago, and $351.9 million at September 30, 2022.

Eagle originated $95.3 million in new residential mortgages during the quarter and sold $107.1 million in residential mortgages, with an average gross margin on sale of mortgage loans of approximately 2.77%. This production compares to residential mortgage originations of $142.0 million in the preceding quarter with sales of $121.3 million and an average gross margin on sale of mortgage loans of approximately 3.46%.

Total loans increased $420.5 million or 45.1% compared to a year ago, and $41.5 million or 3.2% from three months earlier. Commercial real estate loans increased 31.3% to $539.1 million at December 31, 2022, compared to $410.6 million a year earlier. Agricultural and farmland loans increased 112.1% to $240.4 million at December 31, 2022, compared to $113.3 million a year earlier. Commercial construction and development loans increased 63.6% to $151.1 million, compared to $92.4 million a year ago. Residential mortgage loans increased 34.4% to $135.9 million, compared to $101.2 million a year earlier. Commercial loans increased 25.3% to $127.3 million, compared to $101.5 million a year ago. Home equity loans increased 43.5% to $74.3 million, residential construction loans increased 30.9% to $59.8 million, and consumer loans increased 49.6% to $27.6 million, compared to a year ago.

Total deposits increased 33.8% to $1.64 billion at December 31, 2022, compared to $1.22 billion at December 31, 2021, and decreased 2.3% from $1.67 billion at September 30, 2022. Noninterest-bearing checking accounts represented 28.7%, interest-bearing checking accounts represented 15.5%, savings accounts represented 16.7%, money market accounts comprised 23.7% and time certificates of deposit made up 15.4% of the total deposit portfolio at December 31, 2022. The average cost of funds was 0.85% in the fourth quarter of 2022, compared to 0.47% in the preceding quarter and 0.35% in the fourth quarter of 2021.

Shareholders’ equity was $158.4 million at December 31, 2022, compared to $156.7 million a year earlier and $151.3 million three months earlier. Book value per share was $19.79 at December 31, 2022, compared to $23.07 a year earlier and $18.94 three months earlier. Tangible book value per share, a non-GAAP financial measure calculated by dividing shareholders’ equity, less goodwill and core deposit intangible, by common shares outstanding, was $14.52 at December 31, 2022, compared to $19.74 a year earlier and $13.60 three months earlier.

Operating Results

“Higher yields on interest earning assets contributed to NIM expanding 35 basis points during the fourth quarter of 2022, compared to the fourth quarter a year ago. Compared to the preceding quarter, NIM contracted eight basis points, largely due to an uptick in funding costs,” said Clark.

Eagle’s NIM was 4.10% in the fourth quarter of 2022, compared to 4.18% in the preceding quarter, and 3.75% in the fourth quarter a year ago. The interest accretion on acquired loans totaled $267,000 and resulted in a six basis-point increase in the NIM during the fourth quarter of 2022, compared to $392,000 and a nine basis-point increase in the NIM during the preceding quarter. Average yields on interest earning assets for the fourth quarter increased to 4.72% from 3.99% a year ago. For the year, the NIM expanded 18 basis points to 4.03%, compared to the same period one year earlier.

Eagle’s fourth quarter revenues decreased modestly to $25.1 million, compared to $25.3 million in the preceding quarter and increased 15.2% compared to $21.8 million in the fourth quarter a year ago. For the year, revenues were $93.8 million, compared to $94.3 million in 2021.

Net interest income, before the loan loss provision, decreased 1.5% to $17.6 million in the fourth quarter, compared to $17.9 million in the third quarter of 2022, and increased 46.2% compared to $12.0 million in the fourth quarter of 2021. For the year, net interest income, before the loan loss provision, increased 36.0% to $63.3 million, compared to $46.5 million in 2021.

Eagle’s total noninterest income was $7.4 million in the fourth quarter of 2022, which was unchanged compared to the preceding quarter, and a 23.3% decrease compared to $9.7 million in the fourth quarter a year ago. Net mortgage banking, the largest component of noninterest income, totaled $3.3 million in the fourth quarter of 2022, compared to $4.4 million in the preceding quarter and $7.7 million in the fourth quarter a year ago. Noninterest income includes $2.1 million for the fourth quarter of 2022, compared to $624,000 for the fourth quarter of 2021 related to commodity sales income from Eagle’s subsidiary Western Financial Services (“WFS”). WFS facilitates deferred payment contracts for customers that produce agricultural products. The corresponding commodity sales expense is included in noninterest expense. For the year 2022, noninterest income decreased 36.2% to $30.5 million, compared to $47.8 million in 2021. Net mortgage banking decreased 52.5% to $19.5 million in 2022, compared to $41.0 million in 2021. Decreases in net mortgage banking were largely driven by reduced mortgage volumes. Noninterest income includes $4.3 million for 2022, compared to $1.6 million for 2021 related to commodity sales income for WFS.

Fourth quarter noninterest expense decreased 1.7% to $20.3 million, compared to $20.7 million in the preceding quarter and increased 6.2% compared to $19.1 million in the fourth quarter a year ago. Noninterest expense includes commodity sales expense for WFS of $2.1 million for the fourth quarter of 2022, compared to $624,000 for the fourth quarter of 2021. For the year, noninterest expense increased to $78.0 million, compared to $74.2 million in 2021. Salaries and employee benefits expense were down overall due to lower commissions for residential mortgage originations. However, acquisition costs were $2.3 million in 2022 compared to $761,000 in 2021. In addition, noninterest expense includes commodity sales expense for WFS of $4.3 million for 2022, compared to $1.6 million for 2021.

For the fourth quarter of 2022, the income tax provision totaled $787,000, for an effective tax rate of 17.8%, compared to $1.0 million in the preceding quarter, and $632,000 in the fourth quarter of 2021.

Credit Quality

The loan loss provision was $347,000 in the fourth quarter of 2022, compared to $517,000 in the preceding quarter and $285,000 in the fourth quarter a year ago. The allowance for loan losses represented 180.0% of nonperforming loans at December 31, 2022, compared to 306.4% three months earlier and 177.1% a year earlier. Nonperforming loans were $7.8 million at December 31, 2022, compared to $4.5 million at September 30, 2022, and $7.1 million a year earlier.

Eagle had no other real estate owned and other repossessed assets on its books at December 31, 2022, or at September 30, 2022. This compared to $4,000 at December 31, 2021.

Net loan charge-offs totaled $197,000 in the fourth quarter of 2022, compared to net loan recoveries of $8,000 in the preceding quarter and net loan recoveries of $15,000 in the fourth quarter a year ago. The allowance for loan losses was $14.0 million, or 1.03% of total loans, at December 31, 2022, compared to $13.9 million, or 1.06% of total loans, at September 30, 2022, and $12.5 million, or 1.34% of total loans, a year ago.

Capital Management

The ratio of tangible common shareholders’ equity (shareholders’ equity, less goodwill and core deposit intangible) to tangible assets (total assets, less goodwill and core deposit intangible) decreased to 6.10% at December 31, 2022 from 9.49% a year ago and increased from 5.77% three months earlier. Shareholders’ equity has been impacted by an accumulated other comprehensive loss related to securities available-for-sale. These unrealized losses are primarily a result of rapid increases in interest rates. As of December 31, 2022, the Bank’s regulatory capital was in excess of all applicable regulatory requirements and is deemed well capitalized. The Bank’s Tier 1 capital to adjusted total average assets was 9.82% as of December 31, 2022.

About the Company

Eagle Bancorp Montana, Inc. is a bank holding company headquartered in Helena, Montana, and is the holding company of Opportunity Bank of Montana, a community bank established in 1922 that serves consumers and small businesses in Montana through 32 banking offices. Additional information is available on the Bank’s website at www.opportunitybank.com. The shares of Eagle Bancorp Montana, Inc. are traded on the NASDAQ Global Market under the symbol “EBMT.”

Forward Looking Statements

This release may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and may be identified by the use of such words as "believe," “will” "expect," "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements include, but are not limited to statements of our goals, intentions and expectations; statements regarding our business plans, prospects, mergers, growth and operating strategies; statements regarding the current global COVID-19 pandemic, statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. These factors include, but are not limited to, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; general economic conditions and political events, either nationally or in our market areas, that are worse than expected; the duration and impact of the COVID-19 pandemic, including but not limited to vaccine efficacy and immunization rates, new variants, steps taken by governmental and other authorities to contain, mitigate and combat the pandemic, adverse effects on our employees, customers and third-party service providers, the increase in cyberattacks in the current work-from-home environment, the ultimate extent of the impacts on our business, financial position, results of operations, liquidity and prospects, continued deterioration in general business and economic conditions could adversely affect our revenues and the values of our assets and liabilities, lead to a tightening of credit and increase stock price volatility, and potential impairment charges; competition among depository and other financial institutions; loan demand or residential and commercial real estate values in Montana; the concentration of our business in Montana; our ability to continue to increase and manage our commercial real estate, commercial business and agricultural loans; the costs and effects of legal, compliance and regulatory actions, changes and developments, including the initiation and resolution of legal proceedings (including any securities, bank operations, consumer or employee litigation); inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; adverse changes in the securities markets that lead to impairment in the value of our investment securities and goodwill; other economic, governmental, competitive, regulatory and technological factors that may affect our operations; our ability to implement new technologies and maintain secure and reliable technology systems; cyber incidents, or theft or loss of Company or customer data or money; our ability to appropriately address social, environmental, and sustainability concerns that may arise from our business activities; the effect of our recent acquisitions, including the failure to achieve expected revenue growth and/or expense savings, the failure to effectively integrate their operations, the outcome of any legal proceedings and the diversion of management time on issues related to the integration.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. All information set forth in this press release is current as of the date of this release and the company undertakes no duty or obligation to update this information.

Use of Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principles utilized in the United States, or GAAP, the Financial Ratios and Other Data contains non-GAAP financial measures. Non-GAAP disclosures include: 1) core efficiency ratio, 2) tangible book value per share, 3) tangible common equity to tangible assets, 4) earnings per diluted share, excluding acquisition costs and related taxes and 5) return on average assets, excluding acquisition costs and related taxes. The Company uses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and performance trends, and to enhance investors’ overall understanding of such financial performance. In particular, the use of tangible book value per share and tangible common equity to tangible assets is prevalent among banking regulators, investors and analysts.

The numerator for the core efficiency ratio is calculated by subtracting acquisition costs and intangible asset amortization from noninterest expense. Tangible assets and tangible common shareholders’ equity are calculated by excluding intangible assets from assets and shareholders’ equity, respectively. For these financial measures, our intangible assets consist of goodwill and core deposit intangible. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding. We believe that this measure is consistent with the capital treatment by our bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios and present this measure to facilitate the comparison of the quality and composition of our capital over time and in comparison, to our competitors.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. Further, the non-GAAP financial measure of tangible book value per share should not be considered in isolation or as a substitute for book value per share or total shareholders’ equity determined in accordance with GAAP, and may not be comparable to a similarly titled measure reported by other companies. Reconciliation of the GAAP and non-GAAP financial measures are presented below.

Balance Sheet
(Dollars in thousands, except per share data)	(Unaudited)
	December 31,	September 30,	December 31,
	2022	2022	2021

Assets:
Cash and due from banks	$19,321	$22,154	$10,938
Interest bearing deposits in banks	2,490	3,043	43,669
Federal funds sold	-	-	6,827
Total cash and cash equivalents	21,811	25,197	61,434
Securities available-for-sale	349,495	351,949	271,262
Federal Home Loan Bank ("FHLB") stock	5,089	2,939	1,702
Federal Reserve Bank ("FRB") stock	4,131	4,206	2,974
Mortgage loans held-for-sale, at fair value	8,250	24,408	25,819
Loans:
Real estate loans:
Residential 1-4 family	135,947	137,798	101,180
Residential 1-4 family construction	59,756	57,467	45,635
Commercial real estate	539,070	506,716	410,568
Commercial construction and development	151,145	145,300	92,403
Farmland	136,334	129,827	67,005
Other loans:
Home equity	74,271	67,409	51,748
Consumer	27,609	27,703	18,455
Commercial	127,255	130,975	101,535
Agricultural	104,036	110,633	46,335
Unearned loan fees	(1,745)	(1,674)	(1,725)
Total loans	1,353,678	1,312,154	933,139
Allowance for loan losses	(14,000)	(13,850)	(12,500)
Net loans	1,339,678	1,298,304	920,639
Accrued interest and dividends receivable	11,284	10,778	5,751
Mortgage servicing rights, net	15,412	15,141	13,693
Assets held-for-sale, at fair value	1,305	2,041	-
Premises and equipment, net	84,323	79,374	67,266
Cash surrender value of life insurance, net	47,724	45,845	36,474
Goodwill	34,740	34,740	20,798
Core deposit intangible, net	7,459	7,895	1,780
Other assets	17,683	21,103	6,334
Total assets	$1,948,384	$1,923,920	$1,435,926

Liabilities:
Deposit accounts:
Noninterest bearing	468,955	507,034	368,846
Interest bearing	1,166,317	1,167,216	853,703
Total deposits	1,635,272	1,674,250	1,222,549
Accrued expenses and other liabilities	26,458	23,748	21,779
FHLB advances and other borrowings	69,394	15,600	5,000
Other long-term debt, net	58,844	59,048	29,869
Total liabilities	1,789,968	1,772,646	1,279,197

Shareholders' Equity:
Preferred stock (par value $0.01 per share; 1,000,000 shares
authorized; no shares issued or outstanding)	-	-	-
Common stock (par value $0.01; 20,000,000 shares authorized;
8,507,429, 8,507,429 and 7,110,833 shares issued; 8,006,033,
7,986,890 and 6,794,811 shares outstanding at December 31, 2022,
September 30, 2022 and December, 2021, respectively	85	85	71
Additional paid-in capital	109,164	109,488	80,832
Unallocated common stock held by Employee Stock Ownership Plan	(5,156)	(5,300)	(5,729)
Treasury stock, at cost (501,396, 520,539, and 316,022 shares at
December 31, 2022, September 30, 2022 and December 31, 2021, respectively)	(11,343)	(11,627)	(7,321)
Retained earnings	92,023	89,502	85,383
Accumulated other comprehensive (loss) income, net of tax	(26,357)	(30,874)	3,493
Total shareholders' equity	158,416	151,274	156,729
Total liabilities and shareholders' equity	$1,948,384	$1,923,920	$1,435,926

Income Statement		(Unaudited)		(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
	2022	2022	2021	2022	2021
Interest and dividend income:
Interest and fees on loans	$17,420	$16,665	$11,474	$60,353	$45,134
Securities available-for-sale	2,716	2,555	1,249	8,579	4,238
FRB and FHLB dividends	142	63	61	302	255
Other interest income	22	59	30	228	120
Total interest and dividend income	20,300	19,342	12,814	69,462	49,747
Interest expense:
Interest expense on deposits	1,673	717	356	3,124	1,474
FHLB advances and other borrowings	357	136	23	514	175
Other long-term debt	657	602	390	2,512	1,558
Total interest expense	2,687	1,455	769	6,150	3,207
Net interest income	17,613	17,887	12,045	63,312	46,540
Loan loss provision	347	517	285	2,001	861
Net interest income after loan loss provision	17,266	17,370	11,760	61,311	45,679

Noninterest income:
Service charges on deposit accounts	445	498	329	1,668	1,213
Mortgage banking, net	3,306	4,447	7,675	19,489	41,035
Interchange and ATM fees	707	594	493	2,375	1,982
Appreciation in cash surrender value of life insurance	287	291	209	1,035	721
Commodity sales income	2,147	1,171	624	4,279	1,586
Other noninterest income	555	416	385	1,653	1,232
Total noninterest income	7,447	7,417	9,715	30,499	47,769

Noninterest expense:
Salaries and employee benefits	11,010	11,699	11,673	44,521	48,766
Occupancy and equipment expense	2,160	1,946	1,702	7,601	6,448
Data processing	1,367	1,964	1,369	5,995	5,035
Advertising	367	464	426	1,419	1,276
Amortization	439	333	142	1,334	573
Loan costs	412	491	610	2,036	2,736
FDIC insurance premiums	229	93	89	559	332
Professional and examination fees	371	420	356	1,469	1,756
Acquisition costs	-	103	726	2,296	761
Commodity sales expense	2,147	1,171	624	4,279	1,586
Other noninterest expense	1,802	1,980	1,399	6,453	4,897
Total noninterest expense	20,304	20,664	19,116	77,962	74,166

Income before provision for income taxes	4,409	4,123	2,359	13,848	19,282
Provision for income taxes	787	1,031	632	3,147	4,863
Net income	$3,622	$3,092	$1,727	$10,701	$14,419

Basic earnings per share	$0.47	$0.40	$0.26	$1.45	$2.17
Diluted earnings per share	$0.47	$0.40	$0.26	$1.45	$2.17

Basic weighted average shares outstanding	7,776,145	7,793,485	6,543,192	7,376,275	6,653,935

Diluted weighted average shares outstanding	7,777,552	7,808,050	6,563,512	7,386,253	6,655,735

ADDITIONAL FINANCIAL INFORMATION		(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended or Years Ended
	December 31,	September 30,	December 31,
	2022	2022	2021

Mortgage Banking Activity (For the quarter):
Net gain on sale of mortgage loans	$2,965	$4,192	$9,825
Net change in fair value of loans held-for-sale and derivatives	(509)	(378)	(2,439)
Mortgage servicing income, net	850	633	289
Mortgage banking, net	$3,306	$4,447	$7,675

Mortgage Banking Activity (Year-to-date):
Net gain on sale of mortgage loans	$18,610		$46,086
Net change in fair value of loans held-for-sale and derivatives	(1,842)		(5,443)
Mortgage servicing income, net	2,721		392
Mortgage banking, net	$19,489		$41,035

Performance Ratios (For the quarter):
Return on average assets	0.75%	0.65%	0.48%
Return on average equity	9.38%	7.51%	4.37%
Yield on average interest earning assets	4.72%	4.52%	3.99%
Cost of funds	0.85%	0.47%	0.35%
Net interest margin	4.10%	4.18%	3.75%
Core efficiency ratio*	79.27%	79.94%	83.86%

Performance Ratios (Year-to-date):
Return on average assets	0.60%		1.06%
Return on average equity	6.87%		9.18%
Yield on average interest earning assets	4.42%		4.11%
Cost of funds	0.54%		0.39%
Net interest margin	4.03%		3.85%
Core efficiency ratio*	79.24%		77.23%

* The core efficiency ratio is a non-GAAP ratio that is calculated by dividing non-interest expense, exclusive of acquisition costs and intangible asset amortization, by the sum of net interest income and non-interest income.

ADDITIONAL FINANCIAL INFORMATION
(Dollars in thousands, except per share data)

Asset Quality Ratios and Data:	As of or for the Three Months Ended
	December 31,	September 30,	December 31,
	2022	2022	2021

Nonaccrual loans	$2,200	$2,534	$4,835
Loans 90 days past due and still accruing	1,076	874	-
Restructured loans, net	4,502	1,112	2,224
Total nonperforming loans	7,778	4,520	7,059
Other real estate owned and other repossessed assets	-	-	4
Total nonperforming assets	$7,778	$4,520	$7,063

Nonperforming loans / portfolio loans	0.57%	0.34%	0.76%
Nonperforming assets / assets	0.40%	0.23%	0.49%
Allowance for loan losses / portfolio loans	1.03%	1.06%	1.34%
Allowance / nonperforming loans	179.99%	306.42%	177.08%
Gross loan charge-offs for the quarter	$216	$6	$2
Gross loan recoveries for the quarter	$19	$14	$17
Net loan charge-offs (recoveries) for the quarter	$197	$(8)	$(15)

	December 31,	September 30,	December 31,
	2022	2022	2021
Capital Data (At quarter end):
Book value per share	$19.79	$18.94	$23.07
Tangible book value per share**	$14.52	$13.60	$19.74
Shares outstanding	8,006,033	7,986,890	6,794,811
Tangible common equity to tangible assets***	6.10%	5.77%	9.49%

Other Information:
Average investment securities for the quarter	$348,267	$378,680	$262,736
Average investment securities year-to-date	$336,779	$332,950	$215,978
Average loans for the quarter ****	$1,345,776	$1,301,358	$942,783
Average loans year-to-date ****	$1,194,788	$1,144,459	$914,804
Average earning assets for the quarter	$1,705,349	$1,699,027	$1,274,817
Average earning assets year-to-date	$1,572,106	$1,527,692	$1,209,715
Average total assets for the quarter	$1,934,002	$1,913,710	$1,433,003
Average total assets year-to-date	$1,768,919	$1,713,892	$1,357,249
Average deposits for the quarter	$1,655,298	$1,656,228	$1,215,046
Average deposits year-to-date	$1,514,158	$1,467,111	$1,138,608
Average equity for the quarter	$154,409	$164,592	$158,208
Average equity year-to-date	$155,655	$156,071	$157,014

** The tangible book value per share is a non-GAAP ratio that is calculated by dividing shareholders' equity, less goodwill and core deposit intangible, by common shares outstanding.
*** The tangible common equity to tangible assets is a non-GAAP ratio that is calculated by dividing shareholders'
equity, less goodwill and core deposit intangible, by total assets, less goodwill and core deposit intangible.
**** Includes loans held for sale

Reconciliation of Non-GAAP Financial Measures

Core Efficiency Ratio		(Unaudited)		(Unaudited)
(Dollars in thousands)	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
	2022	2022	2021	2022	2021
Calculation of Core Efficiency Ratio:
Noninterest expense	$20,304	$20,664	$19,116	$77,962	$74,166
Acquisition costs	-	(103)	(726)	(2,296)	(761)
Intangible asset amortization	(439)	(333)	(142)	(1,334)	(573)
Core efficiency ratio numerator	19,865	20,228	18,248	74,332	72,832

Net interest income	17,613	17,887	12,045	63,312	46,540
Noninterest income	7,447	7,417	9,715	30,499	47,769
Core efficiency ratio denominator	25,060	25,304	21,760	93,811	94,309

Core efficiency ratio (non-GAAP)	79.27%	79.94%	83.86%	79.24%	77.23%

Tangible Book Value and Tangible Assets	(Unaudited)
(Dollars in thousands, except per share data)	December 31,	September 30,	December 31,
	2022	2022	2021
Tangible Book Value:
Shareholders' equity	$158,416	$151,274	$156,729
Goodwill and core deposit intangible, net	(42,199)	(42,635)	(22,578)
Tangible common shareholders' equity (non-GAAP)	$116,217	$108,639	$134,151

Common shares outstanding at end of period	8,006,033	7,986,890	6,794,811

Common shareholders' equity (book value) per share (GAAP)	$19.79	$18.94	$23.07

Tangible common shareholders' equity (tangible book value)
per share (non-GAAP)	$14.52	$13.60	$19.74

Tangible Assets:
Total assets	$1,948,384	$1,923,920	$1,435,926
Goodwill and core deposit intangible, net	(42,199)	(42,635)	(22,578)
Tangible assets (non-GAAP)	$1,906,185	$1,881,285	$1,413,348

Tangible common shareholders' equity to tangible assets
(non-GAAP)	6.10%	5.77%	9.49%

Earnings Per Diluted Share, Excluding Acquisition Costs and Related Taxes	(Unaudited)			(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
	2022	2022	2021	2022	2021

Net interest income after loan loss provision	$17,266	$17,370	$11,760	$61,311	$45,679
Noninterest income	7,447	7,417	9,715	30,499	47,769

Noninterest expense	20,304	20,664	19,116	77,962	74,166
Acquisition costs	-	(103)	(726)	(2,296)	(761)
Noninterest expense, excluding acquisition costs (non-GAAP)	20,304	20,561	18,390	75,666	73,405

Income before income taxes, excluding acquisition costs	4,409	4,226	3,085	16,144	20,043
Provision for income taxes, excluding acquisition costs
related taxes (non-GAAP)	787	1,057	827	3,669	5,055
Net Income, excluding acquisition costs and related taxes (non-GAAP)	$3,622	$3,169	$2,258	$12,475	$14,988

Diluted earnings per share (GAAP)	$0.47	$0.40	$0.26	$1.45	$2.17
Diluted earnings per share, excluding acquisition costs and related
taxes (non-GAAP)	$0.47	$0.41	$0.34	$1.69	$2.25

Return on Average Assets, Excluding Acquisition Costs and Related Taxes	(Unaudited)
(Dollars in thousands)	December 31,	September 30,	December 31,
	2022	2022	2021
For the quarter:
Net income, excluding acquisition costs and related taxes (non-GAAP)*	$3,622	$3,169	$2,258
Average total assets quarter-to-date	$1,934,002	$1,913,710	$1,433,003
Return on average assets, excluding acquisition costs and related taxes (non-GAAP)	0.75%	0.66%	0.63%

Year-to-date:
Net income, excluding acquisition costs and related taxes (non-GAAP)*	$12,475	$8,801	$14,988
Average total assets year-to-date	$1,768,919	$1,713,892	$1,357,249
Return on average assets, excluding acquisition costs and related taxes (non-GAAP)	0.71%	0.68%	1.10%

* See Earnings Per Diluted Share, Excluding Acquisition Costs and Related Taxes table for GAAP to non-GAAP reconciliation.

Contacts:	Laura F. Clark, President and CEO
(406) 457-4007
Miranda J. Spaulding, SVP and CFO
(406) 441-5010